Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 6, 2014, relating to the balance sheet of Halyard Health, Inc. (the “Company”), a wholly-owned subsidiary of Kimberly-Clark Corporation, as of April 30, 2014 appearing in the Form 10 of the Company.

/s/ Deloitte & Touche LLP

Dallas, TX

October 31, 2014